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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

This Employment Agreement is made on the 1st day of January, 1999 between AmTec, Inc., a Delaware Corporation ("Employer"), and Joseph R. Wright, Jr. ("Executive").

         1. TERM. Employer hereby employs Executive and Executive hereby accepts employment on the terms and conditions hereinafter set forth. Subject to the provisions of Section 7 hereof, the term of this Agreement shall be effective commencing as of January 1, 1999 and shall terminate on December 31, 2001.

         2. DUTIES. Executive agrees to serve Employer as Chairman, Chief Executive Officer and President of AmTec, Inc. and in such capacity Executive agrees to render his services to the best of his ability. Executive will report to the Board of Directors of the Company. During the term of this Agreement, Executive will devote his full time (at least 35 hours per week) and attention to, and use his best efforts to advance the business and welfare of Employer, subject to the directions and control of the Board of Directors.

         3. CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

                  (a) Executive hereby agrees that, during the term of this Agreement and thereafter, he will not disclose to any person, or otherwise use or exploit any of the proprietary or confidential information or knowledge, including without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer, its business, properties or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except in the furtherance of the interests of Employer in the execution of Executive's duties hereunder or as may be required pursuant to a lawful order of a judicial tribunal or legislative body of competent jurisdiction.

                  (b) Upon termination of employment, Executive will deliver to Employer all processes, records of research, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any other type (including any copies thereof) made used or obtained by Executive in connection with his employment by Employer.

                  (c) During the term of this Agreement, Executive agrees that he will: (i) neither authorize his name to be used by, (ii) nor engage in or carry on, directly or indirectly, for himself as a member of a partnership or as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation having assets in excess of $10,000,000), investor, officer, or director of a corporation (other than Employer, or any parent, subsidiary, affiliate or successor of Employer), or as an employee, agent, associate, or consultant of any person, partnership, corporation or other business entity, in competition with any business carried on, directly or indirectly, by Employer prior to the date hereof or hereafter



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conducted, directly or indirectly, by Employer during the term of this
Agreement, in any county where business is then carried on or conducted by Employer.

                  (d) Executive agrees that the remedy at law for any branch by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

                  (e) The parties hereto intend that the covenants and agreements contained in this Section 3 shall be deemed to include a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

         4. COMPENSATION.

                  4.1 SALARY. For the services to be rendered by Executive during the first year of the term of this Agreement, Employer shall pay Executive an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000), payable in cash in equal installments semi-monthly and subject to income tax withholdings and other payroll deductions as customary in respect of Employer's salaried employees in general. On the date of this agreement, Executive shall receive ten year options to purchase 200,000 shares of common stock of the Employer at a price of $1.00 per share, said options to vest 25% on June 30, 1999, December 31, 1999, June 30, 2000 and December 31, 2000. While the amount of additional option awards will be determined at the discretion of the Compensation Committee of the Board of Directors. It is intended that Executive will receive stock options in each year of this Agreement. The annual base salary of Executive for the second and third years of the term of this Agreement will be determined by the Compensation Committee of the Board of Directors.

                  4.2 BONUS. Executive shall be entitled to participate in such bonus plans of Employer applicable to senior executives of Employer as determined by the Board of Directors of Employer in its sole discretion, however, it is the goal of Employer to pay a bonus in the first year of the Agreement between $50,000 to $500,000. All bonuses payable to Executive per the Agreement and will be payable on December 31 of 1999, 2000 and 2001. The Compensation Committee may consider a bonus to be paid to Executive on March 31, 1999 for the fiscal year then ended. Criteria for the determination of the discretionary amount of bonus will be as agreed upon by the Executive and the Chairman of the Board within forty-five days of the date of this Agreement and within forty-five days of the commencement of each succeeding year of employment hereunder.

                           4.2(a) STOCK OPTIONS. The Executive shall receive
stock options as described in section 4.1. It is expected that the Executive will receive additional option awards in the second and third years of the term of this Agreement as determined by the Compensation Committee of the Board of Directors.



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                           4.2(b) STOCK GRANTS. The Executive will be entitled
to receive a stock grant of 100,000 shares of the Employer's Common Stock upon the commencement of this Agreement.

                           4.2(c) LONG TERM COMPENSATION PLAN. Executive shall
be entitled to participate in a long-term compensation plan which will be multi-year performance based over a number of years starting with the first contract year. It is the intention of the Employer to pay the Executive on the incentive basis to be determined by the Compensation Committee of the Board of Directors under a performance based plan after a number of years stipulated by the Board of Directors.

                  4.3 VACATION. Executive shall be entitled to four weeks' paid vacation for each year during the term of this Agreement.

                  4.4 MEDICAL INSURANCE. During the term of this Agreement Employer shall furnish Executive with the same medical and hospital insurance furnished to other employees of Employer.

                  4.5 DISABILITY INSURANCE. During the term of this Agreement, Employer shall furnish Executive with Long Term Disability Insurance on the same terms available to all senior executives of Employer.

                  4.6 PENSION AND PROFIT SHARING. Executive shall participate in such pension and profit sharing plans as are established for senior executives of Employer.

                  4.7 OTHER BENEFITS, RIGHTS AND OPTIONS. In addition to the foregoing, Executive shall be entitled to such additional rights and options as may be granted or established for the benefit of senior executive officers of the Company, including, without limitation, in connection with, any recapitalization, reorganization, consolidation or merger of the Company. Not withstanding, Executive will be entitled to:

                  (a) The Company shall reimburse the Executive promptly for all reasonable club membership dues incurred by him for membership in two clubs in the New York City area;

                  (b) Executive shall be entitled to be paid an allowance of $35,000 per year (subject to required withholding) for financial planning and tax preparation expenses.

                  (c) The Company shall provide a car and a driver for the Executive's use in New York City.

         5. EXPENSES. Employer will pay or reimburse Executive for such reasonable travel (including first class air travel), entertainment, or other expenses as he may incur at the request of Employer during the term of this agreement in connection with the performance of his duties hereunder. Executive shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time require or request.



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         6. DEATH OR TOTAL DISABILITY OF EXECUTIVE. If Executive dies, or becomes totally disabled (for a period of more than six (6) consecutive weeks), during the term of this Agreement, Executive's employment under this Agreement shall automatically terminate; provided that, in such event of death or total disability, Executive's stock options under paragraph 4.1 hereof, to the extent not already vested, shall vest immediately.

         7. TERMINATION FOR CAUSE. Executive's employment under this Agreement may be terminated by Employer for "good cause". The term "good cause" is defined as any one or more of the following occurrences:

                  (a) Executive's breach of any of the covenants contained in
Section 3 of this Agreement;

                  (b) Executive's conviction by, or entry of a plea of guilty or nolo contendere to a felony;

                  (c) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof, upon Employer;

                  (d) Executive's continuing failure or refusal to perform his duties as required by this Agreement;

                  (e) Executive's gross negligence, insubordination, material violation of any duty or loyalty to Employer or any other material misconduct relating to the business or good will of Employer;

         8. MISCELLANEOUS.

                  8.1 MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

                  8.2 COMPLETE AGREEMENT. The Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supercedes all previous oral and written and all contemporaneous negotiations, commitment, writings, and understandings and is and shall be binding upon the inure to the benefit of Employer, its successors and permitted assigns and Executive, his heirs, executors and administrators.

                  8.3 LEGAL FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or preceding, in addition to any other relief to which it may be entitled.



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                  8.4 ASSIGNMENT. This Agreement may not be assigned in any
manner whatsoever.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

EXECUTIVE:                                   EMPLOYER:
                                             AMTEC, INC.


/s/ Joseph B. Wright, Jr.                    /s/ Richard S. Braddock
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Joseph B. Wright, Jr.                        Richard S. Braddock
                                             CHAIRMAN, COMPENSATION
                                             COMMITTEE




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